**Consent of Independent Registered Public Accounting Firm**

We consent to the use in this Registration Statement on Form S-3 of our report dated June 17, 2024 relating to the consolidated financial statements of Jet.AI, Inc. as of December 31, 2023 and 2022, and for the years ended December 31, 2023 and 2022, appearing in the Prospectus, which is part of this Registration Statement. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA
Tampa, Florida
November 13, 2024